Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-187661) and on Form S-8 (Nos. 333-125209 and 333-148280) of TransMontaigne Partners L.P. of our report dated February 26, 2016 relating to the financial statements of Battleground Oil Specialty Terminal Company LLC, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLC

Houston, Texas

March 10, 2016